Exhibit 10.1

    COMPAGNIE GÉNÉRALE DE GÉOPHYSIQUE

S T O C K    O P T I O N    P L A N

MAY 15 2003

REGULATIONS

CONTENTS

I.	The stock option plan

II.	The price of the option

III.	Vesting period and exercise period

IV.	Obligation to keep the stocks

V.	Conditions of Employment

VI.	Conditions of exercise

VII.	Suspension Period

VIII.	Quotation of the new stocks

IX.	Order for sale

X.	Financial advantages of the stock option plan

. gain on the purchase price . gain on the sale price

XI.	Taxation of the advantages

Appendices :

Form no. 1 = Exercise of option
Form no. 2 = Subscription form
Form no. 3 = Undertaking
Form no. 4 = Authorization to deduct charges from gross proceeds
Form no. 5 = Sale Order

I — Definition of the stock option plan

French Company Law enables French companies to grant to all or part of their staff the right to subscribe to stock options.

The Extraordinary General Meeting dated May 15, 2003 authorized the Board of Directors to issue stock options.

The Company took advantage of this possibility to put in place a new plan.

A stock option provides the right, applicable only on request from the beneficiary, to subscribe to new stocks, which are purchased at a predetermined price.

The Board of Directors of the Company designated you on May 15, 2003 as a beneficiary of this plan and you have already received a letter informing you of the number of stocks offered to you and of the price at which you may subscribe them.

These regulations detail the various clauses, governing the stock option plan, as it concerns you.

II — The option price

The price of the option has been determined on the basis of the average opening market prices quoted at the twenty sessions of the Paris Stock Exchange preceding May 15, 2003. After rounding, this amounts to € 15.82.

This unit price cannot be modified for the term of the validity of the options; it may only be adjusted, according to the law, if the Company were to proceed with financial operations affecting its capital. Adjustments affecting both the unit price and the number of stocks under option will however have no effect on the overall value of the option for each beneficiary.

Beneficiaries will be informed in good time of the new subscription price and the new number of stocks to which they are entitled to subscribe.

III — Vesting period and exercise period

III.1 – Vesting period

Options accrue rights by fourth every year during a four-year period starting from May 15, 2003. The rights so accrued are definitively acquired and may not be lost for any reason whatsoever, included in case of departure from the Group.

The accrued rights are calculated for each ended 12-month period and remain subject to the freeze period as hereunder defined.

As an example, a beneficiary of an option giving right to acquire 1000 shares who would leave the Group in December 2003 will have no accrued rights and would not be entitled to acquire any stock. In December 2004, he would be able to acquire 250 shares, the remaining 750 options being expired.

III.2 – Duration of the options

Attribution of the options was decided by the Board of Directors of the Company on May 15, 2003, so beneficiaries will be able to exercise their options at any time up to and including May 14, 2011, subject to the freeze period and to accrued rights.

Options are exercised in one or several occasions for the accrued part on request from the beneficiaries, who decide to do so in their own discretion, in function of their individual financial resources and movements of the CGG stock price, however subject always to insiders rules.

III.3 — Freeze period

A three-year freeze period has been instituted until May 15, 2006.

Any portion of the accrued and vested part of the option cannot be exercised before May 15, 2006 but may consequently be exercised at any time between May 16, 2006 and May 14, 2011 included.

Taking into account the vesting period, a beneficiary at the end of the Freeze period will be allowed to exercise three-fourth of its option. The remaining fourth may only be exercised from May 2007 until May 14, 2011, included.

III.3 — Exceptions

Beneficiaries will be allowed to exercise their whole option during the freeze period upon the occurrence of any of the following events :

•	redundancy or lay off, corresponding to the French concept of “Licenciement Economique”.

•	death, provided that the heirs of the deceased beneficiary exercise the option within a six month period from the date of death.

•	take over bid or public offer of exchange related to the securities of the Company.

-	In this case, exercise of option will be allowed only until the end of the take over and will be limited to 75% of the total amount of the stocks allocated to each beneficiary (whether or not accrued).

-	In consequence thereof, after the termination of the take over, the beneficiaries will not be authorized to exercise their options before the end of the freeze period, i.e. May 15, 2006.

IV — Obligation to keep the stocks

IV.1 — Obligation to keep

Beneficiaries who have an option giving right to acquire 1000 stocks or more are committed to keep their stocks under the registered form from the acquisition date until May 15, 2007 included.

As an example, a beneficiary who exercises his option on May 16, 2006, i.e immediately after the end of the freeze period, would not be entitled to sell or transfer his stocks to the bearer form before May 16, 2007. A beneficiary who exercises his option on May 16, 2007 would be free to sell the stocks on the same day.

IV.2 — Exceptions

However, the above obligation to keep stock will not apply to beneficiaries who have an employment agreement governed by a law other than French law and who work outside France, these two conditions being cumulative. A beneficiary who, on May 15, 2003 meets these two conditions but who, on the date of option exercise and/or on the date of the contemplated sale or transfer, no longer meets them, must keep the stocks until May 16, 2007.

Furthermore, would not be subject to the obligation to keep the stock under the registered form beneficiaries who may exercise their whole option during the freeze period for one of the following events :

•	lay off or redundancy (corresponding to the French concept of “Licenciement Economique”)

•	death

•	in the event of take over bid or public offer of exchange, any beneficiary of an option giving right to acquire 1000 stocks or more will not be obligated to keep the stocks acquired before or during the take over.

In case of a take over bid during the freeze period, a beneficiary of an option to acquire 1000 stocks or more and who would acquire 500 stocks from the 750 exercisable during the take over period (i.e. 75%, see point III.3 above) shall be allowed to sell only the 500 stocks, the remaining 250 must not be exercised before the end of the freeze period or sold before May 16, 2007.

V — Conditions of employment

The option, which is herein granted, is strictly linked to your status of employee of the Group.

However, the accrued rights will be maintained whatever the reason of departure from the Group. All the terms and conditions of this Plan such as but not limited to the freeze period, the obligation to keep will remain applicable.

A beneficiary of an option giving right to acquire 1000 stocks who would leave the Group in June 2005 will keep his right to acquire 500 stocks but will be entitled to acquire them only from May 2006 and will not be allowed to sell them before May 2007. A beneficiary who would leave the Group in December 2003 will have no accrued rights and cannot purchase any stocks.

Beneficiaries shall be deemed to have lost the status of employee of CGG or an affiliate (a company in which CGG holds directly or indirectly at least 30% of the capital) on the date of termination of the service contract, i.e. at the end of the required notice period, regardless the cause or the author of the termination.

Exceptions

If a beneficiary ceases to be employee of the Group for one of the following reasons, the options and the conditions of exercise will be treated as follows :

•	Death : the heirs of a deceased beneficiary will be entitled to exercise all or part of the option within a six month period from the date of beneficiary’s death. At the end of this six month period, the option will expire.

•	Lay off (French concept of “Licenciement Economique”) : options may be exercised entirely at any time from the date of the lay off until May 14, 2011 without obligation to comply with the freeze period and/or the obligation to keep the stocks.

•	Retirement, early retirement (“pre retraite” as such term is construed under French Law) : beneficiaries will continue to benefit from their options until May 14, 2011 but remain subject to all the terms and conditions of the plan such as but not limited to the vesting period and accrual of rights, the freeze period or obligation to keep the stocks.

•	Affiliate leaving the Group : the beneficiaries, employees of such affiliate, will continue to benefit from their options but remain subject to all the terms and conditions of the plan such as but not limited to the vesting period and accrual of rights, the freeze period or obligation to keep the stocks.

As mentioned above, only death and redundancy (lay off) will allow the exercise of the option during the Freeze period; beneficiaries leaving the group for the other reasons listed above will not be entitled to acquire the stocks before termination of the three-year Freeze period.

Furthermore, in the case of a beneficiary leaving the Group under a mutual arrangement with the employer, the Company may contemplate, on a case-by-case basis, maintaining the beneficiary’s right to the stock options. Such pursuance of the rights will follow the rules applicable for a retirement.

VI — Exercise of the option

VI.1 — In order to exercise an option, the following documents must be sent to the Corporate Legal Affairs at CGG, Tour Maine Montparnasse, BP 191, 33 avenue du Maine, 75755 Paris Cedex (Béatrice PLACE-FAGET/Corinne CHEVALLET):

•	exercise of option form accurately completed and signed (Form no.1 attached)

•	subscription form accurately completed and signed (Form no. 2 attached)

•	payment in full of the sum corresponding to the number of stocks, in the form of a cheque made to the order of BNP-PARIBAS.

•	undertaking to keep the stocks under the registered form for the beneficiary holding an option for 1000 stocks or more (Form no. 3 attached) ;

•	authorization given to the BNP-PARIBAS to deduct from the sale proceeds an amount for payment of the social security charges. (Form no. 4 attached). While this question concerns only French Tax residents, each beneficiary will be required to fulfill it. It may be used only when a foreign beneficiary becomes French Tax resident on the date he sells his stocks.

Your stocks will be issued as registered stock in your name. Stocks will be registered in an account opened with the Bank entrusted with the management of the registered stocks (BNP-PARIBAS).

VI.2 — Within eight days from the date of receipt of the all documents listed in VI.1 above, CGG will execute all formalities in order for you to acquire the status of CGG’s shareholder.

The option shall be deemed to be exercised on the date of receipt by CGG of the complete file, provided however that conditions related to the Vesting Period, the Freeze Period and the Status of Employee are fulfilled.

VII — Suspension period

VII.1 — Conditions

CGG’s Board of Directors or, upon delegation from the Board, the Chairman and CEO may suspend for a period which shall not exceed three months, any exercise of option in case of:

•	Financial operation requiring a prior and strict knowledge of the number of CGG’s stocks.

•	Adjustment affecting the unit price as provided by French Company law.

VII.2 — Notice

Within five (5) days from the Suspension decision of the Board of Directors or of the Chairman and C.E.O., beneficiaries will be informed by internal memorandum and/or by e-mail, general or individual:

•	that a Suspension period has been instituted in accordance with point VII.1 above;

•	the duration of the Suspension.

If applicable, beneficiaries will be informed of the new subscription price and new number of stock to which they are entitled to subscribe.

VII.3 — Transitory Period

To the extent possible, the beneficiaries will be allowed a reasonable time period between the receipt of the above-mentioned notice and the entry into effect of the suspension period during which they may exercise their options, in whole or in part, provided of course that the freeze period has expired.

Each beneficiary hereby expressly acknowledges that the allowed time period, if any, may be extremely reduced if so required by the envisaged financial operations.

At the end of this transitory period, Beneficiaries shall not be entitled to exercise their options until expiry of the Suspension Period.

VII.4 — Confidentiality

Beneficiaries undertake not to divulge any information related to the Suspension and the cause thereof.

VIII — Quotation of the new stocks

New CGG stocks acquired under the stock option plan are freely transferable at any time, except where the obligation to keep applies in accordance with paragraph IV above.

The new stocks are issued with the right to dividend on 1st January of the year in progress.

However, there is no right to dividend with respect to profit from the previous financial year. For this reason, two cases may be envisaged during the year of exercise:

VIII.1 — The stocks acquired are assimilated to existing stocks

From the date on which dividend is paid or the date of the Annual Ordinary Meeting of Stockholders, until 31 December of that year, the new stocks will be quoted on the regular line of the Premier Marché of the Paris Stock Exchange at the same rate as existing stocks (Index SICOVAM : 12016).

VIII.2 — The stocks acquired are not assimilated to existing stocks

From 1 January until the date on which dividend is paid or, if no dividend is paid, until the date of the Annual Ordinary Meeting of Stockholders, the new stocks will not be quoted at the same rate as existing stocks, but on a separate line (separate index). After the date on which dividend is paid or, if no dividend is paid, after the date of the Annual Ordinary Meeting of Stockholders, the stocks will be transferred to the regular line (index SICOVAM : 12016) and assimilated to existing stocks.

For example: The last Annual Ordinary Meeting of Stockholders took place on May 15, 2003. All stocks acquired by the exercise of stock options between January 1, 2003 and May 15, 2003 were quoted on a separate line until May 15, 2002, at which date they were transferred to Index 12016 and assimilated to existing stocks. On the other hand, stocks acquired by the exercise of stock options between May 15, 2003 and December 31, 2003 were quoted directly on the 12016 line.

Finally, it should be noted that non-assimilated new stocks usually have a below par rating compared with stocks sold on the 12016 line (this is on account of low trading levels even when no dividend is due from the preceding financial year).

IX — Order for sale

The order for sale must be communicated directly to the Bank.

In addition to indicating the number of stocks to be sold, certain details may be given to the Bank concerning the order for sale on the stock market:

•	order at best. This order bears no instructions. It is carried out at the opening of the next session of the Paris Stock Exchange (which is generally when the greatest number of stocks are exchanged).

•	limited order. This order sets a minimum rate at which the seller agrees to transfer his stocks. It will therefore be carried out only if the quoted rate is equal or superior to this minimum. CGG stocks are quoted continuously and there may be fairly substantial differences between the rates applied to various transactions carried out during the same session. Limited orders tend therefore to be more reliable than discretionary orders.

X — The financial advantages of the stock option plan

In addition to the advantage of being associated with the expansion of the Group, beneficiaries who exercise their options can make profits in two ways when selling the stocks:

•	gain on the purchase price equal to the difference between the price quoted on the Stock Exchange the day the option is actually exercised and the subscription price of the option, and ;

•	gain on the sale price equal to the difference between the price at which the stocks are sold and the price quoted on the Stock Exchange the day the option is exercised.

Examples	Hypothesis

(On the basis of a subscription price of €15 )	T1	T2

Stock subscription price (a)	15	15

Value on the Stock market of the the CGG Stock on the date of option exercise (b)	25	45

Gain on the purchase price (b — a)	10	30

Sale price (c)	35	60

Gain on the sale price (c — b)	10	15

T1 : Exercise of the option and sale of the stock on the same day T2 : Exercise of the option on May 15, 2006 and sale of the stock on May 26, 2007.

XI — Taxation of the advantages

The summary hereunder applies only to French tax residents who, as such, are subject to French Tax legislation. General information may be provided to other residents, upon request, on the relevant foreign tax rules. However, foreign beneficiary should revert to his tax advisor.

XI.1 — Taxation on gains on the purchase price

Taxation on gains on the purchase price varies depending on whether or not the beneficiary sells his stocks before the end of a four-year period starting from the date of attribution of the option, i.e. not before May 15, 2007 and depending on the time period during which the beneficiary continues to hold the stocks.

It should be noted that if the stocks are transferred from registered stocks to bearer stocks, they are considered as sold.

•	Failure to respect the fiscal four-year period

In this case, the gain on the purchase price is considered as additional salary and as such is subject to income tax. The gain is added to the revenues for the year during which the stocks are sold and not for the year in which the option is exercised. However, after deductions applicable to salaries, tax is spread according to the “quotient” system so as to take into account the length of time for which the options have been held.

Furthermore, in this case, the gain on the purchase price will also be subject to all French social security contributions (i.e. about 25%).

It is again noted that if, during the fiscal four-year period, the acquired stocks are simply transferred from registered stock to bearer stock, without being sold the gain is likewise subject to income tax and social security contributions.

Exceptions:

As an exception, tax exemption on the gain on the purchase price applies if the stocks are sold or transferred from registered stock to bearer stock before the expiry of the fiscal four-year period in the following cases:

•	dismissal

•	retirement

In the above two cases, the options must have been acquired by the beneficiary at least 3 months before date of the event in question.

•	invalidity corresponding to classification in the second or third category defined in Article 310 of the French “Code de la Sécurité Sociale”.

•	death.

•	Respect of the fiscal four-year period and of the two-year period of holding

•	The gain on the purchase price, up to 152 500€, is taxed at the rate of 30% plus 10% with respect to social contributions (i.e. 40%).

•	The gain on the purchase price above 152 500€ is taxed at the rate of 40% plus 10% for social contributions (i.e. 50%).

The beneficiary may always decide, at his sole discretion, to be taxed on the basis of income tax.

This tax treatment may be optimized if the beneficiary keeps the stocks acquired during a two-year period, i.e. if he does not sell them before a two-year period from the date of acquisition.

•	In that case, the gain on the purchase price up to €152 500 will be taxed at the rate of 16% plus 10% for social contributions i.e. 26%.

•	The part of the gain exceeding €152 500 will be taxed at the rate of 30% plus 10% for social contributions (i.e. 40%).

This specific rule will apply only if the stocks have been kept under the registered form during at least a two-year period. This two-year period is to be computed from the end of the fiscal four-year period.

In consequence thereof, if the stocks were subscribed 1 year before the end of the fiscal period, a beneficiary must hold the stocks during a three-year period if he wants to optimize the taxation.

The above taxation will apply only if the total value of sales (including stock sales unrelated to the present stock option plan) made by the beneficiary during the year of the sale exceeds the threshold determined on an annual basis by the French Tax authorities (€15 000 for fiscal 2003).

The beneficiary may always decide, at his sole option, to be taxed on the basis of income tax.

XI.2 — Taxation on gains made on the sale of stocks

The gain made on the sale of stocks is taxed at the regular rate for capital gains. The tax rate is therefore 16.0% (for fiscal 2003) plus around 10% with respect to social security contributions, if the total value of sales (including stock sales unrelated to the present stock option plan) made by the beneficiary during the year of the sale or transfer exceeds the threshold determined on an annual basis by the taxation authorities (€15 000 for fiscal 2003).

XI.3- Declaration commitments

Company’s obligations

Each year, the Company has to provide tax authorities with a certificate including the name of beneficiaries who have exercised options during the preceding year, the dates of the exercise, the number of stocks acquired and the subscription price.

Each year until the expiry of the fiscal five-year period during which stocks are sold or transferred from registered stocks to bearer stocks, the Company has to declare, dates of sale or of transfer to bearer stock, date of attribution and the date of the option exercise, the number of stocks, the subscription price and the price quoted on the Stock Exchange the day the option is exercised.

Beneficiary’s obligation

The year during which the option is exercised, the beneficiary shall append to his tax declaration the statement that will be communicated to him by the Bank.

     The year during which the stocks are sold or are transferred from registered stocks to bearer stocks before the expiry of the fiscal five-year period, the beneficiary will state on his tax declaration :

•	the difference between the price quoted on the Stock Exchange the day the option is exercised and the subscription price,

•	the gain made on the sale of stocks, equal to the difference between the price at which the stocks are sold and the price quoted on the Stock Exchange the day the option is exercised, only if the total annual value of stocks sales (including stock sales unrelated to the present stock option plan) exceeds the threshold determined by the taxation authorities (€15 000 for fiscal 2003).

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